Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2026, relating to the financial statements of Postal Realty Trust, Inc., appearing in the Annual Report on Form 10-K of Postal Realty Trust, Inc. for the year ended December 31, 2025.

/s/ Deloitte &Touche LLP

New York, New York

August 4, 2026